SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934

               Date of Report: (Date of earliest event reported):
                      October 13, 2004 (September 30, 2004)


                           Blue Dolphin Energy Company
             (Exact name of registrant as specified in its charter)




        Delaware                      0-15905                     73-1268729
(State of Incorporation)       (Commission File Number)         (IRS Employer
                                                             Identification No.)

                             801 Travis, Suite 2100
                              Houston, Texas 77002
              (Address of Registrant's principal executive offices)

                                 (713) 227-7660
              (Registrant's telephone number, including area code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 8.01         OTHER EVENTS.

         As previously reported, the Company and its partner have been marketing and attempting to sell their interests in New Avoca Gas Storage, LLC ("New Avoca"). The Company has a 25% equity interest in, and is the manager of, New Avoca. As of June 30, 2004, the Company's carrying value of its' interest in New Avoca was approximately $.6 million. New Avoca was formed to complete the design and to develop a natural gas storage facility.

         On September 30, 2004, the Company and its partner entered into a non-binding letter of intent to sell New Avoca. The Company expects to receive net proceeds from this transaction at closing of approximately $.9 million, and a possible future contingent payment of approximately $.4 million, subject to the occurrence of certain future events. The purchase price is also subject to adjustment based upon changes in the working capital, inventories and other assets at the time of closing. This transaction, which is expected to close by November 1, 2004, is subject to the buyer's completion of its due diligence, the negotiation and execution of a definitive agreement and other customary conditions to closing.

ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS

                  (c)      Exhibits - none.












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SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   October  13, 2004.

                                                     BLUE DOLPHIN ENERGY COMPANY


                                                      /s/ G. Brian Lloyd
                                                     ---------------------------
                                                     By:  G. Brian Lloyd
                                                     Vice President, Treasurer